THE HIGH COURT

COMMERCIAL

2016 No. 134 COS

(2016 No. 51 COM)

MONDAY THE 24TH DAY OF OCTOBER 2016

BEFORE MR JUSTICE MCGOVERN

IN THE MATTER OF AN APPLICATION UNDER REGULATIONS 13 AND 14 OF THE EUROPEAN COMMUNITIES (CROSS-BORDER MERGERS) REGULATIONS 2008

AND IN THE MATTER OF

AVADEL PHARMACEUTICALS LIMITED AND FLAMEL TECHNOLOGIES S.A.

Applicants

Upon Motion of Counsel for the Applicants pursuant to Originating Notice of Motion herein dated 19 October 2016

Whereupon and on reading the aforementioned Originating Notice of Motion, the Affidavit of Phillandas Thompson sworn on 17 October 2016 grounding the aforementioned Originating Notice of Motion and the Affidavit of Phillandas Thompson sworn on 17 October 2016

And on hearing Counsel for the Applicants

And the Court being satisfied that the First Named Applicant has completed properly the pre-merger requirements set out in the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) (the "**Regulations**")

Accordingly

IT IS ORDERED that, Fccml Limited having changed its name to Avadel Pharmaceuticals Limited on 4 May 2016, the title of these proceedings be

amended to reflect Avadel Pharmaceuticals Limited as the First Named Applicant in these proceedings

And **IT IS ORDERED** that a certificate be issued certifying proper completion by the First Named Applicant of each of the pre-merger requirements in the Regulations in respect of a proposed cross-border merger with the Second Named Applicant (the "**Merger**"), and, specifically, proper completion of the pre-merger requirements provided for at Regulations 5, 6, 7, 8, 9 and 10 of the Regulations

And **IT IS ORDERED** that the hearing of the application by the Applicants for an order pursuant to Regulation 14 of the Regulations including an order confirming the fairness of the terms and conditions of the Merger (both procedurally and substantively) to all persons to whom it is proposed to issue shares of the First Named Applicant in connection therewith be fixed for 11:00 a.m. on Friday 25 November 2016

And **IT IS ORDERED** that the said hearing and the right of any interested party, including any shareholder of the Second Named Applicant, to attend such hearing be advertised once in each of Iris Oifigiúil, The Irish Times, The Irish Independent and the international editions of The Financial Times and The Wall Street Journal

And **IT IS ORDERED** that any interested party who wishes to appear to support or oppose the making of any order give notice to Arthur Cox, the Solicitors for the Applicants, by no later than 5:30 p.m. on Tuesday 22 November 2016 and that any Affidavit in support of such appearance be filed with the Central Office of the High Court and served on the Applicants' Solicitors by no later than 5:30 p.m. on Tuesday 22 November 2016

And the Court doth give the Applicants liberty to apply to the Court.

THE HIGH COURT

NIAMH DERMODY
REGISTRAR
Date of Perfection: 25 OCTOBER 2016

Arthur Cox,
Solicitors for the Applicants

A COPY WHICH I ATTEST
ABurgan
FOR REGISTRAR